                                                   Filed Pursuant to Rule 424(a)
                                                           File Number 333-39425

PROSPECTUS
----------

                              C2i SOLUTIONS, INC.
                        1,150,000 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by C2i Solutions, Inc., a Delaware corporation ("C2i") of up to 1,150,000 shares of common stock of C2i (the "Shares"). The Shares are issuable solely upon exercise of the 1,150,000 outstanding redeemable warrants of C2i (the "Warrants") that were issued in C2i's initial public offering. On December 31, 1998, C2i reduced the Warrants' exercise price from $7.50 to $2.00 so that each of the Warrants entitles the holder to purchase one share of common stock for $2.00. The Warrants are exercisable during the four year period beginning February 24, 1999.

     C2i may redeem the Warrants for $.01 per Warrant, on not less than 30 days' written notice, if the last sale price of the common stock is at least $3.00 per share for 20 consecutive business days ending on the third day prior to the date on which notice of such redemption is given. This prospectus relates only to the Shares, and neither the redeemable warrants, nor any other security is being offered hereby.

     C2i has agreed to pay to Gilford Securities Incorporated, the underwriter of C2i's initial public offering ("Gilford") a fee of 4% of the exercise price of the Warrants for any exercise of the Warrants pursuant to solicitation by Gilford under certain conditions. See "Plan of Distribution." C2i's common stock and the Warrants are traded on the Nasdaq SmallCap Market under the symbols "CTWO" and "CTWOW," respectively. On April 9, 1999, the last reported sales prices of the common stock and Warrants as reported on the Nasdaq Small Cap Market were $1.5625 and $0.4375, respectively.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


=========================================================================================================
                                                       Maximum
                        Price to Public        Solicitation Agent Fee             Proceeds to C2i
---------------------------------------------------------------------------------------------------------
Per Share                   $2.00                       $0.08                          $1.92
=========================================================================================================

(1) Before deducting estimated expenses of this offering of $100,000 payable by C2i.

                                ________________

                 The date of this prospectus is April 16, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC by C2i (Commission File No. 0-23589) are incorporated herein by reference:

     . C2i's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998; and

     . The portions of the registration statement on Form 8-A filed by C2i pursuant to the Securities Exchange Act which contain a description of the common stock.

     All documents filed by C2i pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement in this Prospectus or contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     C2i will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner of a Warrant, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Ms. Diane E. Hessler, Chief Financial Officer, C2i Solutions, Inc., 6138 Nancy Ridge Drive, San Diego CA, 92121, telephone number (619) 812-5800.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, including information under "Risks Factors." The Shares offered hereby involve a high degree of risk and investors should carefully consider the information set forth in "Risk Factors." Unless otherwise indicated, all information in this Prospectus gives effect to the exercise of all of the Warrants.

                                  THE COMPANY

     C2i Solutions, Inc. ("C2i" or the "Company") provides information technology (IT) services and solutions to meet the needs of business and government for information systems transformation and conversion, and applications re-engineering. The Company's strategic focus embraces information technology systems integration and re-engineering in its entirety, including such tasks as complex conversions, operating system migrations, database migrations, programming language upgrades, application development and maintenance outsourcing, data warehousing and the planning, development and conversion of existing commercial software to e-commerce applications. The Company's suite of services also includes project assessment, feasibility studies, planning, implementation, testing, and independent verification and validation.

     To meet the needs of its clients, C2i employs proven methodologies, advanced software tools, and highly trained and experienced information technology professionals to deliver its services, often obtaining required software, hardware, personnel and other tools via business relationships with qualified third-party sources, including IBM and Allstate Insurance Corporation.

     The Company's re-engineering services address the increasing limitations of legacy systems and assist clients to plan and implement replacement strategies before their organization is significantly disadvantaged.

     Transforming legacy applications into new language or hardware environments requires development or deployment of those applications, within the context of an organization's current information technology infrastructure, without constraining the organization to use outdated and/or difficult-to-maintain legacy components. The Company believes this strategy provides the most flexibility in evolving large information technology infrastructures.

     The Company's verification and validation services provide tools and personnel to run independent tests in the client environment to verify that the information technology solution selected and implemented internally, or by another vendor, is fully functional. C2i does not warrant the information technology solution tested.

     In March 1999, the Company implemented a strategic realignment and restructuring to focus on providing new IT solutions related to the Internet, e-Business and legacy transformation solutions. C2i is currently a business partner with IBM, Sun and Oracle. As a key part of its business restructuring, C2i intends to establish additional business relationships and actively pursue mergers and acquisitions to strengthen its offerings or to otherwise enhance stockholder value. C2i intends to complete existing Y2k contracts but will not actively pursue new Y2k engagements.

     C2i was formed as a limited liability company in California in September 1996 under the name Challenge 2000 International, LLC. C2i reorganized as a Delaware corporation in September 1997 and changed its name to C2i Solutions, Inc. The Company's principal executive offices are located at 6138 Nancy Ridge Drive, San Diego, CA 92121-3223 and the telephone number is (619) 812-5800.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, Warrant holders should consider the following risk factors in evaluating C2i and its business before purchasing any of the common stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. C2i's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed below.

C2I HAS A LIMITED OPERATING HISTORY AND LIMITED EXPERIENCE IN INFORMATION TECHNOLOGY SOLUTIONS

     C2i was founded in September 1996, has a limited operating history and is in the development stage. As a result, C2i's operations to date have not produced significant revenues. C2i may not generate any future revenues from the sale of its services or products.

     C2i has limited experience in providing information technology solutions. Although C2i has completed its initial assessment projects, C2i has not completed a large scale IT project. There can be no assurance that C2i will be successful in completing large scale IT projects, that C2i will not experience delays or failures in providing its IT solutions or that the IT solutions will be effective. The failure of C2i's IT solutions to function properly or the existence of errors or bugs following completion of an IT project could necessitate significant expenditures by C2i in order to attempt to remedy the problems. The consequences of failures, errors and bugs could have a material adverse effect on C2i's business, operating results and financial condition.

HISTORY OF OPERATING LOSSES; NEED FOR ADDITIONAL FINANCING; POSSIBLE DELISTING FROM NASDAQ

     C2i has experienced significant operating losses since its inception in September 1996. As of December 31, 1998, C2i's accumulated deficit was approximately $4,954,000, which includes a non-cash charge of approximately $1.2 million in 1997, as a result of sales of equity securities to key employees at less than deemed value for financial statement purposes. Losses have been principally the result of the various costs associated with C2i's selling, general and administrative expenses as C2i commenced operations, began marketing and selling activities and losses on investments. C2i expects that it will incur operating losses through at least December 1999. C2i believes that its existing capital resources will enable it to fund its operations until approximately December 31, 1999. C2i will be required to seek additional capital to continue its operations beyond that time. C2i has no commitments for any future funding, and C2i may not be able to obtain additional capital in the future. If C2i is unable to obtain the necessary capital, it will be required to significantly curtail its activities or cease operations.

     C2i is required to meet certain financial tests (including net tangible assets of $2 million and a minimum bid price on the common stock of $1.00) to maintain its listing on the Nasdaq SmallCap Market. If continued losses by C2i cause C2i to fail to meet such continued listing requirements, or if C2i is unable to satisfy Nasdaq that C2i will continue to meet the continued listing requirements, C2i's securities will likely be delisted from the Nasdaq SmallCap Market and the liquidity of C2i's securities would be impaired.

INTENSE INDUSTRY COMPETITION IN THE INFORMATION TECHNOLOGY SERVICES INDUSTRY; COMPETITIVE DISADVANTAGES

     The market for information technology service providers is highly competitive. C2i's lack of resources and limited experience compared to other providers makes it extremely vulnerable to competition from larger companies, all of which benefit from greater recognition, larger lists of reference clients and significantly greater financial, technical and marketing resources. Leading competitors have proven products, which can provide them with a significant advantage over C2i because C2i's services have not been widely deployed and therefore present potential customers with uncertainty not associated with existing solutions from larger companies. In addition, many of C2i's potential clients are reluctant to choose small companies as key suppliers or service providers due to concerns about long term viability and, especially with respect to high profile conversion projects, the consequences to the organization of a failure of a proposed solution. There can be no assurance that C2i will overcome these disadvantages.

     Competitors may develop new products or services or improve their existing products or services which, when combined with their existing market presence, would make C2i's solutions obsolete or unmarketable. Any such development would have a material adverse effect on C2i. C2i also expects that competition will arise from new competitors and from new technological approaches adopted by new and existing competitors. Competitive technologies may be developed which could make C2i's services obsolete or of diminished utility, thereby materially adversely affecting C2i. If C2i is unable to respond to the challenges of competition, it would be unable to achieve or maintain profitability at a level required to support its survival or growth.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     For at least the near term, C2i expects to derive a substantial portion of its revenues from a relatively small number of contracts. As a result, a small delay during a quarter in the achievement of milestones triggering payment to C2i could have a material adverse effect on C2i's revenues and results of operations for that quarter. In addition, the need for continued investment by C2i in customer service and support capabilities will limit C2i's ability to reduce expenses in response to any such decrease in sales. Moreover, because customer purchase orders are subject to cancellation or rescheduling by the customer, backlog at any particular date is not necessarily representative of actual revenues for any succeeding period. If C2i's anticipated level of revenues is not achieved for a particular period, C2i's operating results could be adversely affected by its inability to reduce costs. C2i cannot accurately forecast the impact of these and other factors on C2i's operating results in any future period.

RESOURCE AND TIME-INTENSIVE SALES PROCESS

     Sales of C2i's services and solutions are characterized by a relatively complex sales cycle due to such factors as the magnitude of the expenses associated with implementation of a comprehensive solution at most organizations, the substantial time required by potential customers to evaluate C2i's solutions and those of competitors, and the potential consequences to the organization of a wrong decision. These factors suggest that the decision will ultimately be made at a level in an organization that is relatively higher than would otherwise be involved in information system matters. As a result, C2i will likely continue to be required to devote additional sales and marketing efforts to concluding sales decisions.

NEED TO DEVELOP NEW PRODUCTS AND SERVICES UNRELATED TO YEAR 2000 SOLUTIONS

     C2i currently generates substantially all of its revenues from its Year 2000 solutions. C2i believes that a very limited demand for its Year 2000 solutions exists today and will continue to exist for a brief period of time after the Year 2000. This limited demand will diminish significantly over time and will eventually disappear. Therefore, C2i plans to actively pursue business opportunities unrelated to the Year 2000 problem in the information technology consulting services market, and to develop products and services to take advantage of those opportunities. C2i believes that its future success will depend upon its ability to develop and enhance its relationships with customers so that it will continue to be called upon to assist in data conversion projects following the year 2000. To the extent product offerings and services provided by C2i are based upon anticipated changes, sales of such products and services may be adversely affected if other technologies become accepted in the industry. If C2i does not successfully introduce new products or services in a timely manner, any competitive position C2i may develop would be lost and C2i's sales would be reduced. C2i may be unable to develop and introduce enhanced or new products or services, which satisfy customer needs and achieve market acceptance. The failure of C2i to implement a successful new business development program would have a material adverse effect upon its business and prospects.

DEPENDENCE ON LICENSES AND THIRD PARTY TECHNOLOGY

     Substantially all of the tools that C2i uses to provide its IT solutions are licensed from third parties. C2i's proprietary software, as well as licensed software, is designed to work on or in conjunction with certain third party hardware and/or software products. If any of these licensors or third party vendors were to discontinue making their products available to C2i, or to increase materially the cost to C2i to acquire, license or purchase the products, or if a material problem were to arise in connection with the ability of C2i to use and operate with third party hardware and/or software products, C2i would be required to redesign its solutions to function with or on alternative third party products or attempt to develop internally a replacement for the third party products. In such an event, interruptions in the availability or functioning in C2i's IT solutions and delays in the introduction of new products and services may occur until replacement technology is obtained. There can be no assurance that alternative sources of suitable technology would be available or that C2i would be able to develop an alternative product in sufficient time or at a reasonable cost. The failure of C2i to obtain or develop alternative technologies or products on a timely basis and at a reasonable cost could have a material adverse effect on C2i's business, financial condition and results of operations.

CUSTOMER AND SUPPLIER CONCENTRATION; UNCERTAINTY OF FOLLOW-ON BUSINESS

     A large portion of C2i's revenues have been dependent on a few customer projects. C2i derived approximately 92% of its revenues for the year ended December 31, 1998 from two customers and 91% of its revenues for the year ended December 31, 1997 from three customers. As of December 31, 1998, 100% of the accounts receivable balance related to two customers. In addition, C2i has experienced a supplier concentration, with 99% of its total cost of revenues for the year ended December 31, 1997 resulting from purchases from three suppliers, and 32% of its total cost of revenues for the year ended December 31, 1998 resulting from purchases from two suppliers. C2i expects that as it continues to develop, it will continue to derive a majority of its revenues from a small number of customers and to incur the majority of its costs with a small number of suppliers. Therefore, a loss of any significant customer or supplier would have a material adverse effect on C2i's business, financial condition and results of operations.

     At the conclusion of a project by C2i, a particular customer may not have an immediate need for follow-on services or additional projects. C2i does not enter into long term or volume service contracts with its customers, and customers may discontinue further purchases of C2i's services with little or no advance notice. There can be no assurance that any of C2i's limited number of past or current customers will require C2i's services or products in the future, or if they do, that they will engage C2i to perform such services or provide such products. The failure of any of C2i's significant customers to meet their obligations to C2i would have a material adverse effect on its business, financial condition and results of operations. To generate future revenues, C2i must identify and obtain business from companies in its existing base of customers or with new customers. There can be no assurance that any of C2i's current customers will engage C2i for projects in the future or that C2i will be able to obtain additional new customers.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     C2i relies on trade secret and copyright protection for its products and technology. C2i believes that its licensors use similar means of protecting their technologies.

     In the absence of significant proprietary protection, competitors may be able to copy C2i's technology or design approaches, replicate its processes or gain access to its trade secrets. Moreover, there can be no assurance that competitors will not be able to develop technologies similar to or more advanced than those used by C2i or design around any protected aspects of C2i's technology rights. No assurance can be given that C2i's current or future products or services will not infringe on the rights of others.

     There has been substantial litigation regarding intellectual property rights in computer software related industries. In the future, litigation may be necessary to enforce technological rights of C2i, to protect trade secrets or know-how owned or licensed by C2i or to defend C2i against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation would likely result in substantial cost and diversion of effort by C2i, which by itself could have a material adverse effect on C2i's business, financial condition and operating results. Further, adverse determinations in such litigation could result in C2i's loss of proprietary rights, subject C2i to significant liabilities to third parties, require C2i to seek licenses from third parties or prevent C2i from providing its services, any of which could have a material adverse effect on C2i's business, financial condition and results of operations.

     C2i also relies on trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that C2i will have adequate remedies for any breach, or that C2i's trade secrets will not otherwise become known to or independently developed by others.

DEPENDENCE ON KEY PERSONNEL; MANAGEMENT OF EXPANDING INFORMATION TECHNOLOGY OPERATIONS

     C2i's success will, to a large extent, depend upon the continued services of its executive officers who have limited experience at managing a business like C2i's. Although one of C2i's four executive officers has only been with C2i since January 1999, the loss of services of any of these four executive officers may materially and adversely affect C2i. C2i's employment agreements with its key personnel may be terminated by either party, with or without cause, with the exception of its agreements with Mr. Whalen. Mr. Whalen's employment agreement has a term of five years, expiring in May 2002, and limits C2i's ability to terminate him, except for cause, and provides for six months severance pay, unless Mr. Whalen voluntarily resigns his position. C2i's Board of Directors has approved the following changes to the employment agreements with its other three executive officers, for which agreements are expected to be executed during the second quarter of 1999. Mr. Wooten's and Ms. Hessler's employment agreements are terminable at will, but if either individual's employment with C2i is terminated prior to March 2004 for any reason, other than cause, that individual will receive two years severance pay unless the individual voluntarily resigns his or her position. If Mr. Wooten or Ms. Hessler are terminated prior to March 2004 for cause, they will receive six months severance. Mr. Hartman's employment agreement is terminable at will, but if his employment with C2i is terminated prior to March 2004 for any reason other than cause, Mr. Harman will receive six months severance pay unless he voluntarily resigns his position. C2i has key man life insurance in the amount of $1,000,000 on Mr. Whalen.

     The restructuring of C2i's business is expected to place a significant strain on C2i's management, operational and financial resources and systems. To manage its restructured operations, C2i must, among other things, improve its operational, financial and management information systems, including its billing, accounts receivable and payable tracking, fixed assets and other financial management systems.

C2I MAY NOT FIND ADEQUATE ALTERNATIVE FACILITIES

     C2i currently leases its headquarters facility at 6138 Nancy Ridge
Drive in San Diego, California under a short-term sublease agreement, which expires August 31, 1999. As a result, C2i's tenancy at this facility may be terminated by its landlord upon 30 days written notice on or after August 31, 1999. If C2i's tenancy is terminated by its landlord before C2i finds an adequate facility, C2i may need to relocate to temporary facilities at above-market costs or suspend its headquarters' operations, either of which may have a material adverse impact on its business, operating results, and financial condition.

RISKS ASSOCIATED WITH POTENTIAL UNSPECIFIED ACQUISITIONS

     C2i plans to acquire assets or businesses complimentary to its operations, although no specific acquisitions are currently in negotiation or planned. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things:

     .  The assumption of unforeseen liabilities;

     . The difficulty of assimilating the operations and personnel of the acquired companies;

     .  The potential disruption of C2i's business;

     . The inability of C2i's management to maximize the financial and strategic position of C2i by the incorporation of acquired technology or business into C2i's service offerings;

     . The difficulty of maintaining uniform standards, controls, procedures and policies;

     . The potential loss of key employees of the acquiring or acquired companies; and

     . The impairment of relationships with employees, consultants, customers, and suppliers as a result of changes in management.

No assurance can be given that C2i will undertake acquisition activities, will complete any acquisitions, or that if an acquisition does occur it will not materially and adversely affect C2i or will be successful in enhancing C2i's business. If C2i proceeds with one or more significant acquisitions, a substantial portion of C2i's available cash could be used to consummate those transactions. Alternatively, C2i might issue equity securities as consideration for an acquisition, which might result in significant dilution of the stockholders' ownership interest in C2i, or C2i could issue debt securities to finance an acquisition, which might reduce the book value and earnings per share of C2i common stock. The accounting for business acquisitions by C2i is likely to involve the recognition of significant goodwill and intangible assets in connection with the acquisition and, as a result, would typically result in substantial charges against C2i's reported future operating results.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     A key component of C2i's long-term strategy is its expansion into international markets. C2i has very limited previous experience in operating outside of the United States and C2i may not be able to successfully market, sell and deliver its products and services in the international marketplace. In addition to the uncertainty as to C2i's ability to create an international presence, there are risks inherent in doing business on an international level, including:

     . More diverse, complex, unfamiliar and unexpectedly changing regulatory requirements;

     . Export restrictions, export controls, tariffs and other trade barriers including cultural and structural impediments to trade;

     .  Difficulties in staffing and managing foreign operations;

     .  Longer payment cycles;

     .  Problems in collecting accounts receivable;

     .  Political instability;

     .  Fluctuations in currency exchange rates; and

     . Potential adverse tax consequences that could adversely affect C2i's international operations.

Any of these factors could have a material adverse effect on C2i's business, financial conditions and results of operations.

POTENTIAL LIABILITIES ASSOCIATED WITH YEAR 2000 SERVICES

     C2i's Year 2000 solutions involve key aspects of its client's computer systems. A failure in a client's system could result in a claim for substantial damages against C2i, regardless of C2i's responsibility for such failure. C2i attempts to limit by contract, both with its customers and with the parties that license technology to C2i, its liability for damages arising in rendering its products and services. Despite this precaution, there can be no assurance that the limitations of liabilities set forth in its contracts would be enforceable or would otherwise protect C2i from liability for damages. There can be no assurance that C2i will be able to obtain or maintain insurance coverage for such liabilities, that such coverage will continue to be available on acceptable terms, or that such coverage will be available in amounts to cover one or more large claims. The assertion of claims against C2i that exceed available insurance coverage, or changes in C2i's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on C2i's business, financial condition and results of operation. Furthermore, litigation, regardless of its outcome, could result in substantial cost to C2i and divert management's attention from C2i's operations. Any contract liability claim or litigation against C2i could, therefore, have a material adverse effect on C2i's business, financial condition or results of operations.

IMMEDIATE AND SUBSTANTIAL DILUTION OF THE SHARES

     The exercise price of the Warrants is substantially higher than the tangible book value per share of common stock. Investors purchasing Shares upon exercise of a Warrant will therefore incur immediate, substantial dilution of $1.02 per share, or 51% of the Warrants' exercise price. To the extent that other outstanding warrants or stock options are exercised, there will be further dilution.

CONCENTRATION OF SHARE OWNERSHIP AND VOTING POWER AMONG DIRECTORS AND OFFICERS

     Following the issuance of the Shares, the directors and officers of C2i will control approximately 38% of the voting power and will have a substantial portion of all the votes required to elect all of C2i's directors and, hence, will be able to control the affairs of C2i. In addition, the directors and officers of C2i will have a substantial portion of all the votes required to amend C2i's Certificate of Incorporation and By-laws and effect or preclude fundamental corporate transactions involving C2i, including the acceptance or rejection of any proposals relating to a merger of C2i or an acquisition of C2i by another entity, in each case without the approval of any of C2i's other stockholders.

RISK OF SHARES BEING CHARACTERIZED AS PENNY STOCKS; IMPAIRED LIQUIDITY OF THE SHARES

     The SEC has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


     The foregoing penny stock restrictions will not apply to the Shares if:

     .  They continue to be listed on the Nasdaq SmallCap Market;

     . Certain price and volume information is publicly available on a current and continuing basis; and,

     . C2i meets certain minimum net tangible assets or average revenue criteria.

     There can be no assurance that C2i's securities will qualify for exemption from the penny stock restrictions. If the Shares were subject to the rules on penny stocks, the market liquidity for Shares could be severely adversely affected.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     The Warrants may be redeemed by C2i at a redemption price of $.01 per Warrant upon not less than 30 days' notice if the last sale price of the common stock is at least $3.00 per share for 20 consecutive business days ending on the third day prior to the date on which notice of such redemption is given. If C2i initiates the process of redeeming the Warrants this could pressure the holders to:

     . Exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so;

     . Sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants; or

     . Accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants.

     Lack of qualification or registration of the shares under all applicable state securities laws may mean that C2i would be unable to issue securities upon exercise of the Warrants by some holders, including at the time when the Warrants are called for redemption.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

     Current Warrant holders will only be able to exercise the Warrants if:

     . A current prospectus under the Securities Act of 1933, as amended (the "Securities Act") relating to the securities underlying the Warrants is then in effect; and

     . Such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside.

     Although C2i has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that C2i will be able to do so. There also can be no assurance that exemptions from registration or qualification requirements of those states in which C2i's securities are not currently registered or qualified will be available at the time a Warrant holder wishes to exercise his or her Warrant. The value of the Warrants may be greatly reduced if a current prospectus, covering the securities issuable upon the exercise of the Warrants, is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside.

RISK OF ADDITIONAL SHARES SOLD IN THE PUBLIC MARKET

     Immediately following the issuance of the Shares, there will be an aggregate of 4,692,171 shares of common stock outstanding. An aggregate of approximately 2,843,700 currently outstanding shares, and any shares issued upon exercise of C2i's other outstanding warrants, were or will be sold by C2i in reliance on exemptions from the registration requirements of the Securities Act and are or will be "restricted" securities within the meaning of Rule 144 under the Securities Act. C2i's officers and directors and its shareholders who beneficially owned five percent or more of C2i's outstanding common stock prior to the initial public offering, who now own an aggregate of 2,383,432 shares of common stock, agreed not to sell any shares of C2i common stock until August 24, 1999 without the prior written consent of Gilford. Gilford may agree upon request to release for resale some or all of the shares subject to these lock-up agreements. These and other restricted securities may be sold in the public market only if registered or exempt from registration under Rule 144.

     In connection with C2i's initial public offering, on February 24, 1998 C2i issued Gilford and its representatives warrants to purchase up to 100,000 shares of common stock, and/or 100,000 warrants to purchase a share of common stock at $7.50 per share, that are exercisable at $8.10 per share and $0.135 per warrant (subject to adjustment) during the four-year period commencing on February 13, 1999 (the "Gilford Warrants"). C2i also granted Gilford certain registration rights with respect to all shares purchased upon exercise of the Gilford Warrants, such that under certain circumstances these shares could be registered and then sold in the public market. Gilford could instead sell these shares in the public market under an exemption from registration under Rule 144.

     The sale, or availability for sale, of substantial amounts of common stock in the public market subsequent to the issuance of the Shares could adversely affect the prevailing market price of the Shares and could impair C2i's ability to raise additional capital through the sale of its equity securities.

LIMITED TRADING MARKET; NO DIVIDENDS ANTICIPATED ON THE SHARES

     C2i common stock is currently traded on the Nasdaq SmallCap Market.
To date, there has been a very limited trading market for the C2i common stock, and an active public market in C2i common stock may not develop. C2i has never paid any cash dividends on its common stock. C2i anticipates that in the future, earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash dividends in respect of the common stock will be paid.


FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding:

     . C2i's limited operating history and experience with Information Technology solutions;

     . C2i's history of operating losses, need for additional financing, and possible delisting from Nasdaq;

     . Intense competition in the market for IT solutions and C2i's competitive disadvantages in this market;

     .  Risks related to fluctuations in C2i's operating results;

     .  The complex sales cycle for IT solutions;

     .  C2i's need to develop new products and services;

     .  C2i's dependence on licenses and third party technology;

     . C2i's customer and supplier concentration and uncertain follow on business;

     .  C2i's dependence on proprietary technology;

     . C2i's dependence on certain key personnel and potential difficulty managing restructured information technology operations;

     .  Risks related to C2i not finding adequate alternative facilities;

     .  Risks associated with potential unspecified acquisitions;

     .  Risks associated with international expansion;

     . Potential liabilities associated with the provision of Year 2000 solutions;

     .  Potential immediate and substantial dilution of the Shares;

     . The concentration of share ownership and voting power among C2i's directors and officers;

     . The risk of the Shares being characterized as penny stocks, which would impair their liquidity;

     .  The potential adverse effects of redemption of the Warrants;

     . The requirement of a current prospectus and state registration or exemption therefrom for the Shares prior to exercise of the Warrants;

     .  The risk of additional shares being sold in the public market; and

     . The limited trading market in and lack of anticipated dividends on C2i common stock.

These statements are subject to risks and uncertainties, including those set forth under this caption, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this Prospectus are made as of the date hereof, and C2i assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                                  THE WARRANTS

     The holder of each of the Warrants is entitled, upon payment of the current exercise price of $2.00, to purchase one share of common stock. On December 31, 1998, C2i exercised its right to reduce the purchase price to be paid upon exercise of the Warrants from $7.50 to $2.00. Unless previously redeemed, the Warrants are exercisable at any time during the four year period commencing on February 24, 1999, provided that at such time a current prospectus relating to the underlying common stock is in effect and the underlying shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws. The Warrants are subject to redemption, as described below.

     Redemption. The Warrants are subject to redemption by C2i, on not less than 30 days written notice, at a price of $.01 per Warrant, if the closing bid price of the common stock is at least $3.00 per share for any 20 consecutive business days ending on the third day prior to the date on which the notice of redemption is given. Holders of Warrants will automatically forfeit their rights to purchase the shares of common stock issuable upon exercise of such Warrants unless the Warrants are exercised before 5:00 p.m., New York City time on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any Warrants are redeemed.

     General. The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the earlier of their expiration or the redemption date (as explained above) at the offices of C2i's warrant agent (American Stock Transfer & Trust Company) with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of C2i) of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of C2i's assets, and for other extraordinary events in order to enable the holders of the Warrants to obtain the same or equivalent rights which they would have obtained if the Warrants had been exercised prior to the event.

     C2i is not required to issue fractional shares of common stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of a Warrant will not possess any rights as a stockholder of C2i unless and until he exercises the Warrant.


                                USE OF PROCEEDS

     Assuming that all Warrants are exercised, the net proceeds to C2i from the sale of the 1,150,000 Shares offered hereby are estimated to be approximately $2,108,000 after deducting solicitation agent fees and estimated offering expenses payable by C2i. C2i expects that net proceeds will be utilized for business development, working capital and other general corporate purposes.

     A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While from time to time C2i may evaluate potential acquisitions of such businesses, products or technologies, there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies.

     Pending utilization, the net proceeds of the offering will be invested in short-term, investment-grade, interest-bearing investments.

                              PLAN OF DISTRIBUTION

     The Warrants were issued on February 27, 1998, as part of C2i's initial public offering. Each of the Warrants entitles the holder to purchase one share of common stock at an exercise price of $2.00 (subject to adjustment) during the four-year period commencing February 24, 1999. C2i has agreed, to pay to Gilford a fee of 4% of the exercise price of the Warrants for any exercise of the Warrants resulting from a solicitation by Gilford, a portion of which may be reallowed to any dealer who is a member of the NASD who solicited the exercise (which may also be Gilford) for each Warrant exercise, if:

     . The market price of the common stock of C2i at the time of exercise is higher than the exercise price of the Warrants; and,

     . The exercise of the Warrants is solicited by a member of the National Association of Securities Dealers, Inc. as designated in writing on the subscription form on the back of the Warrant Certificate, and,

     .  The Warrants are not held in any discretionary account; and,

     . Disclosure of compensation arrangements was made both at the time of C2i's initial public offering and in documents provided to holders of the Warrants at the time of the exercise; and,

     . The solicitation of exercise of the Warrants was not in violation of Regulation M promulgated under the 1934 Act.

     C2i has agreed not to solicit Warrant exercises other than through Gilford. C2i has agreed to indemnify Gilford against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Gilford may be required to make in respect thereof.

     C2i has agreed, until February 13, 2003, to recommend and use its best efforts to elect a designee of Gilford, at the option of Gilford, either as a director or as a non-voting advisor to its Board of Directors. If Gilford's designee is elected, the designee will receive the same compensation paid to other non-management directors of C2i for board attendance, and will be entitled to receive reimbursement for reasonable costs incurred in attending such meetings. To the extent permitted by law, C2i will indemnify Gilford and its designee for the actions of such designee as a director of C2i, and if C2i maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will include Gilford and its designee as an insured under such policy. Gilford has not exercised its right to designate a member of the Board of Directors of C2i and has advised C2i that it does not intend to exercise its right in the near future.

     Regulation M promulgated under the 1934 Act may prohibit Gilford from engaging in any market making activities with regard to C2i's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by Gilford of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Gilford may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Gilford may be unable to provide a market for C2i's securities during certain periods while the Warrants are exercisable.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon by Gray Cary Ware & Freidenrich LLP, San Diego, California.


                                     EXPERTS

     The financial statements of C2i Solutions, Inc. appearing in C2i Solutions,
Inc.'s Annual Report   (Form 10-KSB) for the year ended December 31, 1998, have
been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     C2i is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. A copy of the Registration Statement and the reports, proxy statements and other information filed by C2i with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these documents can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. C2i's common stock is traded on The Nasdaq SmallCap Market. Reports, proxy statements and other information concerning C2i may be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The SEC also maintains a Web site that contains reports, proxy statements and other information filed electronically with the SEC. The address of this web site is http://www.sec.gov.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by C2i. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of C2i since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.



                           SUMMARY TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Incorporation of Certain Documents by Reference............................    2
Prospectus Summary.........................................................    3
Risk Factors...............................................................    4
The Warrants...............................................................   12
Use of Proceeds............................................................   12
Plan of Distribution.......................................................   13
Legal Matters..............................................................   14
Experts....................................................................   14
Available Information......................................................   14

===============================================================================

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                               1,150,000 SHARES




                                 COMMON STOCK


                                  ----------
                                  PROSPECTUS
                                  ----------



                                April 16, 1999


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